Exhibit 99.1

Inside this issue:

Commodities Manager

2

Quality Assurance/Environmental Manager

2

Safety Manager

3

CFO

4

Editor’s Note

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Board News/Robert Miller – President

Greetings from the Board and your new President.

A very big THANK YOU to Bill Herrmann for his 3 years of dedicated service to the board and the investors of United Wisconsin Grain Producers LLC (UWGP). Your strong, even mannered leadership is greatly appreciated.

I have always considered it a honor and privilege to serve on this board. What makes it so, is the honesty and integrity of the people that make up the board, the management team, and the employees of UWGP. Everyone takes pride in what they do and that is one of the things it takes to run a successful business.

Survival of the fittest; steady as she goes; may be two phrases that describe the second quarter of 2009 for UWGP. When you have ethanol buyers sitting at their desks watching corn futures on one computer screen and crude oil futures on another screen, margins will remain very tight. All in all UWGP remains a very healthy company.

Jeff Robertson – CEO

I’m happy to report that the company’s latest capital project came on line last month.  This project involved the addition of an oil extraction system, which removes some of the corn oil from the syrup stream during the evaporation process.  The finished product is a crude corn oil which is being sold as a feedstock to two biodiesel manufactures at the present time.

The corn that we grind for the fermentation process contains about 4.2% oil.  This oil is inherent in the whole corn flour that we use to make the mash, which sustains the yeast in its life cycle.  At the end of the fermentation cycle, most of the starch that was present in the corn has been converted to sugar and consumed in the production of ethanol.  But the other parts of the corn seed are left along with the water and the dead yeast cells, which were added when alive to the corn flour at the beginning of the process.  This remaining corn material is the cellulose, protein and oil.  In the extraction process we are removing about 25% of the total oil in the whole corn.  That is equivalent to 0.5 lbs per bushel.  This stream produces about 23,000 lbs of oil daily.

We are very excited about this project because it adds another finished product to our business.  We expect to produce enough of this product to make 1.2 million gallons of biodiesel fuel annually, albeit that product will be produced elsewhere.  From a fuel manufacturing perspective our production then increases from 58,000,000 gallons annually to 59,200,000, an increase of 2%.  That is a significant increase in efficiency for our process.  In terms of per bushel fuel yield we are increasing from 2.92 gallons per bushel to 2.98.

On the earnings front, as you will see in Barb Bontrager’s report, our results for the year to date are negative.  We recorded a net loss of approximately $1.7 million for the first half of our year.  The past year has been a very tough time for our industry.  Overcapacity and high corn prices, relative to gasoline, have left most producers reeling.  United Wisconsin Grain Producers LLC (UWGP) has come through this period well though.

We have the majority of our production of alcohol for the rest of 2009 sold or priced and we have also purchased or priced nearly all of the corn that we will consume.   In looking at the margins we have secured, we are feeling the balance of the year will be considerably better than the first half of the year.  We have July’s results and they support the notion that the second half of 2009 should be a solid earnings period for UWGP.  As we go forward, UWGP is benefiting from lower costs which have been achieved by previous capital projects and most recently by the addition of a new revenue source with the commissioning of the oil extraction system.

Dan Wegner – Commodities Manager

Faster Dumps Means UWGP is Your Home for New Crop Corn!

Summer weather, although thus far has been cooler than normal, eventually will bring on the fall harvest season.  Mother Nature appears to have a decent crop in store for our producers to harvest this year, which means producers will be looking for quick turn times for their trucks delivering to market.  United Wisconsin Grain Producers LLC (UWGP) wants to remind everyone of the improvements made in recent years that have made a huge difference, virtually eliminating lines at the truck dumps.  The addition of the third shipping lane has freed up the original two dumps which we dedicate to corn, and trucks are in and dumped in minutes.  UWGP also added a 485,000 corn bin which has helped us get through periods of heavy truck receipts.  Since completion of the improvements, there have been many days in which we unload 130-150 trucks without the truck lines getting longer than a few trucks.  Corn basis levels are currently the best we have posted in quite some time, for both old and new crop.  If you have corn in the bin yet, now is a great time to take advantage of the current price inverse.  Now would also be a great time to at least set basis on corn that you will not have space for at home. As you finalize your marketing plans for this years corn crop, please keep these improvements in mind and make UWGP your home for your corn crop.

Are Higher Ethanol Blends Really Detrimental to MPG?

Some of you may remember an article I wrote about in the past, dealing with blender pumps and how different vehicle models perform differently given the fuel blends.  The media has been giving the proposed 12-15% ethanol fuel blends plenty of attention, so I thought I would take it upon myself to do a little testing of my own.  I have a 2005 Toyota Corolla (a non-flex fuel car) which has 95,000 miles on it that I drive back and forth to work.  I decided to blend several varying rates of ethanol and gas and just see what affects different ethanol blends had on my vehicle’s performance, and more importantly miles per gallon (mpg).  Using a calculated blend of E85 and E10, my first tank comprised of 39.2% ethanol, and produced noticeable improvement to my “hot rods” acceleration, yet attained 31.5 mpg.  Next tank was 34.3% ethanol at 31.03 mpg, then a tank which contained 24.66% ethanol that delivered 30.9 mpg.  I was not able to test a blend near 15% ethanol, because I ran low on fuel too far away from the only E85 station in my area of travel, and had to run E10.  The tank full of E10 produced mpg of 32.5, in my opinion not substantially different than the mileage I experienced with nearly 40% ethanol.  I did not experience any of the dash board lights, or any of the other often talked about issues often mentioned when other people discuss tests of this nature.  This was a simple experiment, nothing really scientific about my test; however, the results were encouraging to say the least.  “I say bring on the higher ethanol blends, and give the consumer the choice.”

Jennifer Ebert — Quality Assurance/Environmental Manager

SPCC, FRP, SWPP, eDMR, Tier 2, and TRI are just a few of the acronyms associated with United Wisconsin Grain Producers LLC’s (UWGP’s) environmental compliance responsibilities.  Since the most recently completed annual submission was the TRI, this article will explain the details behind this requirement.  TRI stands for Toxic Release Inventory.  It is an annual report due to the Environmental Protection Agency (EPA) and Department of Natural Resources (DNR) on the first of July each year for the previous calendar year.  The annual report specifically identifies any toxic chemicals that were released or that could have been released into the atmosphere.  EPA’s Emergency Planning and Community Right-to-Know Act (EPCRA) Section 313 defines roughly 600 reportable toxic chemicals.

So what does that mean for UWGP?  Each year a sophisticated calculation based on emission factors, through-puts, durations, and quantity used or produced is employed to determine the amount of each chemical we released or had a potential to release.  Emissions come from possible vapor loss through tank vents, malfunctioning equipment, loading/unloading of product, or amounts released following the use of a combustible source.  The emission factors are known emission rates from previous emission testing performed on-site or at similar ethanol facilities.  Most of the toxic chemicals that we report are a result of one of the following three product streams: the delivery and use of denaturant, manufacture of ethanol and co-products, or combustion of natural gas in our boiler and load-out flare pilots.  The through-puts, operational hours of the boiler and flares, and/or quantity of these three product streams are determined and used in the overall TRI calculation.

Once all the inputs are entered into the calculation, the amount of each chemical is determined.  Those amounts are reported online to the EPA and a hard copy of the report is sent to the DNR.  After the EPA reviews the submission, the information from all TRI report submissions are complied and published as part of the EPCRA.  Just like with the tax code though, the TRI reporting forms come with many exceptions, schedules, revisions and updates.  So it can be helpful attending the EPA training course and having some external assistance from an environmental consultant.  Based on the training and assistance from a consultant, a written procedure and detailed calculation spreadsheet can be developed and used for completing future TRI reports.

Marc Berger — Safety Manager

Hello, my name is Marc Berger and I have replaced Matt Cole as Safety Manager. I grew up in Cambria on a farm on Highway 33, less than a mile from the plant. I am a graduate from the University of Whitewater with a degree in Occupational Health and Safety. I was hired in March of 2009. I am also a member of the Friesland Volunteer Fire Department. I have experience in both the construction and manufacturing industry. I have both the Occupational Safety and Health Administration (OSHA) 10 hour and 30 hour certifications in construction and general industry. My goal is to make safety a part of the work culture that is understood and followed by all employees.

Another ethanol plant in Wisconsin has had two releases into the environment in the past month. One spill was reported at 43,000 gallons of corn mash and the other was reported at 3-5,000 gallons of sodium hydroxide. I thought I would talk about what we have in place at our plant that will prevent such spills from contaminating the environment.

First I will start with our ethanol storage known as the tank farm. We have the ability to store approximately 1,600,000 gallons in our tank farm. The tank farm was built with spill containment to hold 1,080,868 gallons before our containment would be breached. The containment is a synthetic liner covered with gravel. This has the ability to contain an extremely large spill if one were ever to happen.

Our two ethanol truck loadout stations also have spill containment. Each loadout has a concrete basin that will catch any leak and drain into the secondary containment of synthetic liner and gravel in the tank farm. One truck of approximately 8,000 gallons could empty out at each load out and we would easily contain the spill in the tank farm with no problem.

The next storage is our corn oil production. We have two 15,000 gallon tanks for corn oil storage. The tanks are enclosed in a concrete wall for containment. The concrete wall is able to hold 22,500 gallons of corn oil before containment is breached. If containment were to be breached, the oil would flow into the drain and back into process.

Our corn oil load out also has containment, in case there was a spill. The trucks load out onto a concrete slab that drains into two 4,000 gallon concrete tanks buried underground. We are easily able to contain an entire truck of approximately 6,500 gallons if it was loaded and spilled. No oil would go out of containment and into the environment.

Our facility has a SPCC also known as Spill Prevention Control and Countermeasures Plan. This is a written plan that has many different scenarios of potential spills that could happen and what types of actions are needed to contain each spill. A part of our SPCC is to inspect all diked and bermed areas daily and weekly depending on the product that is stored there. We look for any signs of leaks or cracking of the tanks, which will be repaired immediately if any were to be found. We will be running mock drills this fall to make sure we know how to react properly and feel comfortable in containing a spill. The Department of Natural Resources (DNR) and the Environmental Protection Agency (EPA) have approved our SPCC and are glad to see we will be doing mock drills in the near future. We are prepared to prevent and stop any spills at our facility before it would ever reach the environment outside of our facility.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

Barb Bontrager – CFO

	Six Months Ended 6/30/09	Six Months Ended 6/30/08	Variance	% Variance
Gallons of Ethanol Produced	25,848,627	27,450,182	(1,601,555)	(5.8%)
Bushel of Corn Ground	8,871,589	9,557,141	(685,552)	(7.2%)
Yield-Gallons ethanol/bu corn processed	2.91	2.87	0.04	1.4%
Average Ethanol Price (netback)/gallon	$ 1.57	$ 2.15	$ (0.58)	(27.0%)
Average Corn price per bushel	$ 4.08	$ 4.22	$ (0.14)	(3.3%)
Total Revenues	$ 50,846,051	$ 70,425,979	$ (19,579,928)	(27.8%)
Gross Profit	$ (499,032)	$ 21,001,498	$ (21,500,530)	(102.4%)
Net Income	$ (1,694,417)	$ 18,361,437	$ (20,055,854)	(109.2%)

The 2nd quarter of this year continues much the same as our 1 st quarter with the exception of an added net loss from hedging activities of approximately $2 million.  As we have explained in the past, these hedge gains/losses are not necessarily realized.  Generally accepted accounting principles (GAAP) require us to “draw a line in the sand” and report the value of these hedge instruments on the day of our report (6/30/09).  These values change on a daily basis with the change in the markets and with the actual trades made, if any.   The value of our hedge account is reflected on the balance sheet as “restricted cash” and “derivatives” and the gains/losses are reported on the statement of operations – ethanol hedging gain/loss is incorporated into sales and corn hedging gain/loss is part of cost of goods sold.  It is, however, these instruments that allow us to manage our risk and lock in margins which we have been able to do for the better part of the remainder of this year.  Given these hedge positions, we can expect profitable margins in the coming months though they will continue to be much smaller than those we have experienced in prior years. We continue to look for and find ways to either increase our revenue stream, such as the recent addition of the oil extraction system, or reduce our costs, such as exploring the deregistration of our membership units with the Securities and Exchange Commission (SEC).

Suzanne Wendt — Investor Relations/Editor

Since I am the one who puts this newsletter together, I have been asked to write a “note from the editor”.   Many of you know me because I have been with United Wisconsin Grain Producers LLC (UWGP) nearly since its inception.  I wear several hats including Human Resources, Investor Relations, and Information Technology.

Note from the Editor—Investor Information

For those interested in buying or selling United Wisconsin Grain Producers LLC (UWGP) membership units, the UWGP website contains a membership transaction unit bulletin board.  This bulletin board site is for posting buy or sell offers for UWGP units.  If you are interested in posting an offer to buy or sell units, please contact UWGP at 920-348-5016 or e-mail mail@uwgp.com.  Please note that UWGP does not participate in any trading of any UWGP membership units; transactions may be effected only by direct contact between interested purchasers and interested sellers.  For complete details regarding the terms and conditions that apply to the UWGP unit bulletin board, visit our website at www.uwgp.com and click “Membership Units”.

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